As filed with the Securities and Exchange Commission on February 27, 2014.

Registration No. 333-193559

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ACHAOGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	68-0533693
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7000 Shoreline Court, Suite 371

South San Francisco, CA 94080

(650) 800-3636

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kenneth J. Hillan, M.B., Ch.B.

7000 Shoreline Court, Suite 371

South San Francisco, CA 94080

(650) 800-3636

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark V. Roeder, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 (650) 328-4600	Bruce K. Dallas, Esq. Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 3 is being filed for the purpose of refiling Exhibits 10.4(A), 10.5(A), 10.6 and 10.7(A) and amending the Exhibit Index that is incorporated by reference into Item 16 of Part II of the Registration Statement (File No. 333-193559). No changes or additions are being made hereby to the Prospectus constituting Part I of the Registration Statement (not included herein) or to Items 13, 14, 15 or 17 of Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except for the SEC registration fee, the FINRA filing fee and The NASDAQ Global Market listing fee.

Item	Amount
SEC Registration Fee	$10,369
FINRA Filing Fee	12,575
The NASDAQ Global Market Listing Fee	125,000
Printing and Engraving Expenses	275,000
Legal Fees and Expenses	1,390,000
Accounting Fees and Expenses	1,277,000
Blue Sky, Qualification Fees and Expenses	5,000
Transfer Agent Fees and Expenses	10,000
Miscellaneous Expenses	312,056

Total	$3,417,000

Item 14. Indemnification of Directors and Officers

As permitted by Section 102 of the General Corporation Law of the State of Delaware, we have adopted provisions in our amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the General Corporation Law of the State of Delaware, our amended and restated bylaws provide that:

•

we will indemnify our directors and officers, and may indemnify our employees and agents, to the fullest extent permitted by the General Corporation Law of the State of Delaware, subject to limited exceptions;

•

we will advance expenses to our directors and officers, and may advance expenses to our employees or agents, in connection with a legal proceeding to the fullest extent permitted by the General Corporation Law of the State of Delaware, subject to limited exceptions; and

•	the rights provided in our amended and restated bylaws are not exclusive.

Our amended and restated certificate of incorporation, attached as Exhibit 3.2 hereto, and our amended and restated bylaws, attached as Exhibit 3.4 hereto, provide for the indemnification provisions described above and elsewhere herein. We intend to enter into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the General Corporation Law of the State of Delaware. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The form of Underwriting Agreement, attached as Exhibit 1.1 hereto, provides for indemnification by the underwriters of us and our officers who sign this Registration Statement and directors for specified liabilities, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

The following list sets forth information as of February 21, 2014 as to all securities we have sold since January 1, 2011, which were not registered under the Securities Act. The following share numbers and per share amounts have been adjusted for the 1-for-11 reverse stock split of common stock and convertible preferred stock to be effected before the effectiveness of this Registration Statement, but have not been adjusted for the conversion of our convertible preferred stock into common stock to be effected immediately prior to the completion of this offering.

1. We sold an aggregate of 79,898 shares of common stock to employees, directors and consultants for cash consideration in the aggregate amount of $0.3 million upon the exercise of stock options and stock awards.

2. We granted stock options and stock awards to employees, directors and consultants under our Amended and Restated 2003 Stock Plan covering an aggregate of 1,574,656 shares of common stock, at a weighted-average cash exercise price of $6.78 per share. Of these, options covering an aggregate of 263,534 shares were cancelled without being exercised.

3. In January 2014, we sold 909 shares of common stock to an accredited investor for cash consideration of $1,400 upon the exercise of a warrant to purchase common stock.

4. In November 2012, we sold an aggregate of $2.7 million principal amount of 2012 Bridge Notes to 13 accredited investors for cash consideration.

5. In March, May and November 2013, we sold an aggregate of 2,092,572 shares of our Series D convertible preferred stock at a price of $11.99 per share for gross proceeds of $25.1 million, composed of cash proceeds of $22.4 million and the conversion of $2.7 million in principal and accrued interest from the 2012 Bridge Notes, to 16 accredited investors.

6. In March 2013, we also sold an aggregate of 583,162 shares of our Series D convertible preferred stock upon the conversion of $5.6 million principal amount of indebtedness at a conversion price equal to $9.59 per share to one accredited investor.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs (1) and (2) above under Section 4(2) of the Securities Act in that such sales and issuances did not involve a public offering, or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transaction described in paragraphs (3) through (6) above under Section 4(2) of the Securities Act and Regulation D promulgated thereunder, as transactions by an issuer not involving any public offering, or under Section 3(a)(9) of the Securities Act. The purchasers of the securities in these transactions represented that they were accredited investors and that they were acquiring the securities for investment only and not with a view toward the public sale or distribution thereof. Such purchasers received written disclosures that the securities had not been registered under the Securities Act of 1933, as amended, and that any resale must be made pursuant to a registration statement or an available exemption from registration. All purchasers either received adequate financial statement or non-financial statement information about the Registrant or had adequate access, through their relationship with the Registrant, to financial statement or non-financial statement information about the Registrant. The sale of these securities was made without general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits

See the Exhibit Index attached to this Registration Statement, which is incorporated by reference herein.

(b)	Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 3 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in South San Francisco, California, on February 27, 2014.

ACHAOGEN, INC.

By:	/s/ Kenneth J. Hillan
Kenneth J. Hillan, M.B., Ch.B. President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ Kenneth J. Hillan	President, Chief Executive Officer, Chief Medical Officer and Director (Principal Executive Officer)	February 27, 2014
Kenneth J. Hillan, M.B., Ch.B.

	/s/ Derek A. Bertocci	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	February 27, 2014
Derek A. Bertocci

	/s/ Dennis Hom	Vice President, Finance and Corporate Development (Principal Accounting Officer)	February 27, 2014
Dennis Hom

	*	Chairman of the Board of Directors	February 27, 2014
Bryan E. Roberts

	*	Director	February 27, 2014
John C. Doyle

	*	Director	February 27, 2014
Scott M. Rocklage, Ph.D.

	*	Director	February 27, 2014
Camille D. Samuels

	*	Director	February 27, 2014
John W. Smither

	*	Director	February 27, 2014
Christopher T. Walsh, Ph.D.

*By:	/s/ Kenneth J. Hillan
Kenneth J. Hillan, M.B., Ch.B. Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1+	Form of Underwriting Agreement.

3.1+	Amended and Restated Certificate of Incorporation, filed January 27, 2014.

3.1(B)+	Form of Amended and Restated Certificate of Incorporation, to effect a 1-for-11 reverse stock split.

3.2+	Form of Amended and Restated Certificate of Incorporation, to be in effect upon completion of this offering.

3.3+	Bylaws.

3.4+	Form of Amended and Restated Bylaws, to be in effect upon completion of the offering.

4.1+	Form of Common Stock Certificate.

4.2+	Warrant to purchase shares of Series A convertible preferred stock issued to Gold Hill Venture Lending 03, L.P. on March 16, 2005.

4.3+	Warrant to purchase shares of Series A convertible preferred stock issued to Silicon Valley Bank on March 16, 2005.

4.4+	Warrant to purchase shares of Series C convertible preferred stock issued to Oxford Finance LLC on November 1, 2011.

4.5+	Warrant to purchase shares of Series C convertible preferred stock issued to Silicon Valley Bank on November 1, 2011.

4.6+	Warrant to purchase shares of Series C convertible preferred stock issued to Oxford Finance LLC on April 30, 2012 (Term A Loan (2)).

4.7+	Warrant to purchase shares of Series C convertible preferred stock issued to Oxford Finance LLC on April 30, 2012 (Term B Loan).

5.1+	Opinion of Latham & Watkins LLP.

10.1(A)#+	Amended and Restated 2003 Stock Plan, as amended.

10.1(B)#+	Form of Stock Option Agreement under 2003 Stock Plan.

10.2(A)#+	2014 Equity Incentive Award Plan.

10.2(B)#+	Form of Stock Option Agreement under 2014 Equity Incentive Award Plan.

10.2(C)#+	Form of Restricted Stock Agreement under 2014 Equity Incentive Award Plan.

10.2(D)#+	Form of Restricted Stock Unit Agreement under 2014 Equity Incentive Award Plan.

10.3#+	Form of Indemnification Agreement between the registrant and its directors and officers.

10.4(A)†	Exclusive Patent License Agreement, dated as of December 1, 2006, by and between the registrant and the University of Washington.

10.4(B)†+	Amendment No. 1, effective March 1, 2009, to that certain Exclusive Patent License Agreement, dated December 1, 2006, by and between the registrant and the University of Washington.

10.4(C)†+	Amendment No. 2, effective January 5, 2011, to that certain Exclusive Patent License Agreement, dated December 1, 2006, by and between the registrant and the University of Washington.

10.5(A)†	License Agreement, dated January 25, 2006, by and between the registrant and Isis Pharmaceuticals, Inc.

10.5(B)†+	Letter Agreement, dated January 25, 2006, by and between the registrant and Isis Pharmaceuticals, Inc.

Exhibit Number	Description

10.6†	Development Services Agreement, dated August 19, 2013, by and between the registrant and ARK Diagnostics, Inc.

10.7(A)†	Contract Award issued by the Biomedical Advanced Research and Development Authority of the United States Department of Health and Human Services, dated August 30, 2010.

10.7(B)+	Modification 0001, dated February 24, 2011, to Contract Award issued by the Biomedical Advanced Research and Development Authority of the United States Department of Health and Human Services, dated August 30, 2010.

10.7(C)†+	Modification 0003, dated August 18, 2011, to Contract Award issued by the Biomedical Advanced Research and Development Authority of the United States Department of Health and Human Services, dated August 30, 2010.

10.7(D)†+	Modification 0004, dated July 16, 2012, to Contract Award issued by the Biomedical Advanced Research and Development Authority of the United States Department of Health and Human Services, dated August 30, 2010.

10.7(E)†+	Modification 0006, dated September 20, 2012, to Contract Award issued by the Biomedical Advanced Research and Development Authority of the United States Department of Health and Human Services, dated August 30, 2010.

10.7(F)†+	Modification 0007, dated January 23, 2013, to Contract Award issued by the Biomedical Advanced Research and Development Authority of the United States Department of Health and Human Services, dated August 30, 2010.

10.7(G)†+	Modification 0008, dated February 28, 2013, to Contract Award issued by the Biomedical Advanced Research and Development Authority of the United States Department of Health and Human Services, dated August 30, 2010.

10.7(H)†+	Modification 0009, dated April 22, 2013, to Contract Award issued by the Biomedical Advanced Research and Development Authority of the United States Department of Health and Human Services, dated August 30, 2010.

10.7(I)†+	Modification 0010, dated August 14, 2013, to Contract Award issued by the Biomedical Advanced Research and Development Authority of the United States Department of Health and Human Services, dated August 30, 2010.

10.7(J)†+	Modification 0011, dated August 30, 2013, to Contract Award issued by the Biomedical Advanced Research and Development Authority of the United States Department of Health and Human Services, dated August 30, 2010.

10.7(K)†+	Modification 0012, dated November 5, 2013, to Contract Award issued by the Biomedical Advanced Research and Development Authority of the United States Department of Health and Human Services, dated August 30, 2010.

10.7(L)†+	Modification 0013, dated December 17, 2013, to Contract Award issued by the Biomedical Advanced Research and Development Authority of the United States Department of Health and Human Services, dated August 30, 2010.

10.8+	Loan and Security Agreement, dated November 1, 2011, by and among the registrant, Oxford Finance LLC and Silicon Valley Bank.

10.9(A)+	Amended and Restated Lease Agreement, dated December 29, 2010, by and between the registrant and ARE-San Francisco No. 17, LLC.

10.9(B)+	Letter Agreement, dated January 4, 2011, by and between the registrant and ARE-San Francisco No. 17, LLC.

Exhibit Number	Description

10.9(C)+	Letter Agreement, dated June 15, 2011, by and between the registrant and ARE-San Francisco No. 17, LLC.

10.9(D)+	First Amendment, dated April 1, 2013, to that certain Amended and Restated Lease Agreement, dated December 29, 2010, by and between the registrant and ARE-San Francisco No. 17, LLC.

10.9(E)+	Second Amendment, dated June 28, 2013, to that certain Amended and Restated Lease Agreement, dated as of December 29, 2010, by and between the registrant and ARE-San Francisco No. 17, LLC.

10.10#+	Offer Letter, dated January 24, 2011, by and between the registrant and Kenneth J. Hillan.

10.11#+	Offer Letter, dated May 2, 2011, by and between the registrant and Becki Filice.

10.12#+	Offer Letter, dated July 27, 2011, by and between the registrant and Christine Murray.

10.13#+	Offer Letter, dated December 29, 2012, by and between the registrant and Dennis Hom.

10.14#+	Change in Control Plan.

10.15+	Third Amended and Restated Investors’ Rights Agreement, dated March 6, 2013, by and among the registrant and certain stockholders.

10.16#+	Employee Stock Purchase Plan.

10.17#+	Offer Letter, dated February 14, 2014, by and between the registrant and Derek Bertocci.

23.1+	Consent of independent registered public accounting firm.

23.2+	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1+	Power of Attorney.

*	To be filed by amendment.
#	Indicates management contract or compensatory plan.
†	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been filed separately with the SEC.
+	Previously filed.